Exhibit 99.1

Aquinox Pharmaceuticals Completes Enrollment in the Phase 2 LEADERSHIP Trial of AQX-1125 in Bladder Pain Syndrome/Interstitial Cystitis

Vancouver, British Columbia – March 2, 2015 - (GLOBE NEWSWIRE) — Aquinox Pharmaceuticals, Inc. (“Aquinox”) (NASDAQ: AQXP), a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology, today announced that it has reached its target enrollment in the Phase 2 LEADERSHIP trial of AQX-1125 for the treatment of bladder pain syndrome/interstitial cystitis (BPS/IC).

“BPS/IC is a largely under-reported but surprisingly common disease of the bladder characterized by chronic, severe pain and frequent urination, where patients have limited effective treatment options,” said David Main, President and CEO of Aquinox. “With LEADERSHIP, we have focused on the inflammation underlying BPS/IC to explore how oral, once daily AQX-1125, with its broad anti-inflammatory and favorable drug-like properties, may reduce pain and ultimately improve quality of life. With 68 patients randomized to date and a higher completion rate than forecast for the trial, we have met our enrollment objectives. We would like to thank all of the patients and investigators who participated in LEADERSHIP and we anticipate the last patient final visit in April, 2015 and reporting of top line data near mid-year.”

The LEADERSHIP trial is investigating the ability of AQX-1125 to reduce pain in female patients with BPS/IC. The primary endpoint of the LEADERSHIP trial is the difference in the change from baseline in mean daily bladder pain scores based on an 11-point numerical rating scale at six weeks recorded by daily, electronic diary for patients administered AQX-1125 as compared to placebo.

About AQX-1125

AQX-1125, Aquinox’s lead drug candidate, is a small molecule activator of SHIP1, which is a regulating component of the PI3K cellular signaling pathway. By increasing SHIP1 activity, AQX-1125 accelerates a natural mechanism that has evolved to maintain homeostasis of the immune system and reduce immune cell activation and migration to sites of inflammation. AQX-1125 has demonstrated preliminary safety and favorable drug properties in multiple preclinical studies and clinical trials. Aquinox is currently exploring AQX-1125 as an oral, once daily treatment in several Phase 2 trials.

About Bladder Pain Syndrome/Interstitial Cystitis (BPS/IC)

BPS/IC is a chronic inflammatory bladder disease characterized by pelvic pain and increased urinary urgency and/or frequency. For many sufferers, these symptoms are severe and adversely affect all major aspects of their lives, including overall physical and emotional health, employment, social and intimate relationships, and leisure activities. While the cause of the disease remains largely unknown, erosion of the bladder lining is thought to be a significant contributor. BPS/IC currently affects an estimated 14 million people in the United States. Most BPS/IC patients continue to suffer this debilitating condition, despite treatment with existing therapies. Most current therapies and those in development are focused solely on symptomatic relief of BPS/ IC. Aquinox believes new and innovative therapies that target the underlying disease in order to reduce the chronic pain and urinary symptoms are needed.

About the LEADERSHIP Trial

The LEADERSHIP trial is a multicenter, randomized, double-blind, placebo-controlled, Phase 2 clinical trial investigating the ability of AQX-1125 to reduce pain in approximately 70 female patients with BPS/IC. The primary endpoint is to measure the difference in the change from baseline in the mean daily bladder pain score based on an 11-point numeric rating scale (NRS) at six weeks recorded by electronic diary. The trial is being conducted at community and academic sites across Canada and the United States. For more information on the LEADERSHIP trial, please visit www.clinicaltrials.gov.

About Aquinox Pharmaceuticals, Inc.

Aquinox Pharmaceuticals, Inc. is a clinical-stage pharmaceutical company discovering and developing targeted therapeutics in disease areas of inflammation and immuno-oncology. Aquinox’s lead drug candidate, AQX-1125, is a small molecule activator of SHIP1 suitable for oral, once daily dosing. Having successfully completed multiple preclinical studies and clinical trials with AQX-1125, Aquinox is now advancing through Phase 2 development. Aquinox has a broad intellectual property portfolio and pipeline of preclinical drug candidates that activate SHIP1. For more information, please visit www.aqxpharma.com.

Cautionary Note on Forward-looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to: the timing of availability of our top line data; the success and timing of our Phase 2 clinical trials; and potential market opportunities for AQX-1125. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our ability to enroll patients in our clinical trials at the pace that we project; the size and growth of the potential markets for AQX-1125 or any future product candidates and our ability to serve those markets; our ability to obtain and maintain regulatory approval of AQX-1125 or any future product candidates; and our expectations regarding the potential safety, efficacy or clinical utility of AQX-1125 or any future product candidates. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by Aquinox is contained in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 filed with the Securities and Exchange Commission. Aquinox disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact Info:

Brendan Payne

Senior Manager, Investor

Relations Aquinox

Pharmaceuticals, Inc.

604.629.9223 Ext. 109

ir@aqxpharma.com

Communications Contact:

Bianca Nery

Senior Account Executive

MacDougall Biomedical Communications

650.339.7533

aquinox@macbiocom.com